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                              EMPLOYMENT AGREEMENT


                  AGREEMENT dated as of October 1, 1998 between Frontline Communications Corporation, Inc., a New Jersey corporation (the "Employer" or the "Company"), and Margaret M. McGillin (the "Employee").

                              W I T N E S S E T H :

                  WHEREAS, the Employer desires to employ the Employee in an executive capacity as its Vice President of Sales and Marketing and to be assured of her services as such on the terms and conditions hereinafter set forth; and

                  WHEREAS, the Employee is willing to accept such employment on such terms and conditions; and

                  NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and intending to be legally bound hereby, the Employer and the Employee hereby agree as follows:

                  1. Term. Employer hereby agrees to employ Employee, and Employee hereby agrees to serve Employer for a three-year period commencing as of the date of this Agreement (the "Effective Date") (any year commencing on the Effective Date or any anniversary of the Effective Date being hereinafter referred to as an "Employment Year") unless earlier terminated pursuant to
Section 7. The term of this Agreement shall automatically renew for successive one-year periods unless either party hereto gives notice to the other, no less than ninety (90) days in advance of the expiration of the then current term, of such party's intention not to renew.

                  2.  Employee Duties.

                           (a)      During the term of this Agreement, the
Employee shall, in her executive capacity, have the duties and responsibilities of Vice President of Sales and Marketing of the Employer, reporting directly to the Chief Executive Officer and the Board of Directors of the Employer (the "Board"). It is understood that such duties and responsibilities shall be reasonably related to the Employee's position.

                           (b)      The Employee shall devote substantially all
of her business time, attention, knowledge and skills faithfully, diligently and to the best of her ability in furtherance of the business and activities of the Company. The principal place of performance by the Employee of her duties hereunder shall be the Company's principal executive offices or such other place as the Board shall determine, although the Employee may be required to travel outside of the area where the Company's principal


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executive offices are located in connection with the business operations of the
Company.

                  3.  Compensation.

                           (a)      During the term of this Agreement, the
Employer shall pay the Employee a salary (the "Salary") at a rate of $82,000 per annum in respect of the first Employment Year and $98,000 per annum in respect of the second Employment Year, payable in equal installments bi-weekly, or at such other times as may mutually be agreed upon between the Employer and the Employee. Commencing the third Employment Year and any subsequent Employment Year thereafter, the Salary may be increased from time to time at the discretion of the Board; provided, however, that the Salary shall be increased during any given Employment Year during such time by no less than the dollar amount of any increase in salary granted to the Chairman of the Board or Chief Executive Officer or Chief Financial Officer of the Parent, whichever is least.

                           (b)      In addition to the foregoing, the Employee
shall be paid (i) a one-time signing bonus of $25,000 payable upon the execution of this Agreement and (ii) such additional bonuses from time to time at the discretion of the Board; provided, however, that the Employee shall be entitled to bonuses from time to time no less than the dollar amount of any bonuses granted to the Chairman of the Board or Chief Executive Officer or Chief Financial Officer of the Company, whichever is least.

                  4.  Benefits.

                           (a)      During the term of this Agreement, the
Employee shall have the right to receive or participate in all benefits and plans which the Company may from time to time institute during such period for its employees and for which the Employee is eligible, including, but not limited to, the Company's Pension Plan, qualified Profit Sharing Plan, Group Term Life Insurance Plan, Employee Health Plan, and any other employee benefit plan currently in place or that may be established by the Company. Notwithstanding the foregoing, it is acknowledged and agreed that the Employee may elect to substitute medical benefit allowances for any of the other benefits described herein, on terms and conditions as may be agreed upon by the Company and the Employee. In all events, however, any such allowances shall have an aggregate value at least equivalent to the value of the benefits for which they are substituted, and a value of no less than $500.00 per month. Nothing paid to the Employee under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the salary payable to the Employee pursuant to this Agreement.

                           (b)      During the term of this Agreement, the
Employee shall also be entitled to receive an automobile

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allowance of $400.00 per month payable in accordance with Section 3(a) above.

                           (c)      During each Employment Year, the Employee
will be entitled to twenty (20) vacation days and the number of paid holidays, personal days off and sick leave days in each calendar year as are determined pursuant to the Company's Vacation Policies as in effect from time to time. Such vacation may be taken in the Employee's discretion with the prior approval of the Employer, and at such time or times as are not inconsistent with the reasonable business needs of the Company.

                  5. Travel Expenses. All travel and other expenses incident to the rendering of services reasonably incurred on behalf of the Company by the Employee during the term of this Agreement shall be paid by the Employer in accordance with the Policy and Procedure Manual of the Company (the "Manual"). Except as otherwise provided for in the Manual, if any such expenses are paid in the first instance by the Employee, the Employer shall reimburse her therefor on presentation of appropriate receipts for any such expenses.

                  6. Stock Options. Subject to the terms and conditions of the Company's incentive stock option plan, a copy of which is annexed hereto and made a part hereof and the receipt of which is hereby acknowledged by the Employee, the Company hereby grants to the Employee as a matter of separate agreement and not in lieu of salary, or any other compensation for services, the right and option (the "Option") to purchase all or any part of an aggregate of thirty thousand (30,000) shares of the authorized but unissued common stock of the Company (the "Shares"), at the exercise price of $2.50 per Share, exercisable during the three year (3) period commencing as of the date hereof and terminating on the close of business on October 1, 2001, as follows: (i) 10,000 of the Shares are immediately vested and may be purchased as of the date hereof; (ii) an additional 10,000 of the Shares may be purchased commencing on the first anniversary hereof; and (iii) an additional 10,000 of the Shares may be purchased commencing on the second anniversary hereof, and then, only provided that the Employee is employed at the date of vesting by the Company or any subsidiary of the Company. Notwithstanding the foregoing, in the event that the Employee's employment hereunder is terminated "without cause", as defined in
Section 7(d) below, or as the result of a "change in control" as defined in
Section 7(e) below, or the Employee resigns as a result of a material reduction of her title or responsibility, all unvested or unexercised options shall be immediately vested and exercisable by Employee. In the event the Employee's employment hereunder is terminated by reason of death or disability (as defined in Section 7(b) below) all vested but unexercised options shall be exercisable by the Employee's estate, or guardian, as the case may be, in accordance with the terms and conditions of the Company's incentive stock option plan.

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                  7.  Termination.  Notwithstanding the provisions of
Section 1 hereof, the Employee's employment with the Employer may be earlier terminated as follows:

                           (a)    By action taken by the Board, the Employee
may be discharged for cause (as hereinafter defined), effective as of such time as the Board shall determine. Upon discharge of the Employee pursuant to this
Section 7(a), the Employer shall have no further obligation or duties to the Employee, except for payment of Salary and such incentive compensation, if any, having accrued to the Employee pursuant to Section 3 hereof through the effective date of termination, and as provided in Section 5 hereof, and the Employee shall have no further obligations or duties to the Employer, except as provided in Section 8 hereof.

                           (b)    In the event of (i) the death of the Employee
or (ii) by action of the Board and the inability of the Employee, by reason of physical or mental disability, to continue substantially to perform her duties hereunder for a period of 90 consecutive days (the "Disability Period"), during which Disability Period Salary and any other benefits hereunder shall not be suspended or diminished. Upon any termination of the Employee's employment under this Section 7(b), the Employer shall have no further obligations or duties to the Employee, except payment of Salary and such incentive compensation, if any, having accrued to the Employee as provided in Section 3 hereof through the date of death or the expiration of the Disability Period, as applicable, and as provided in Section 5 hereof.

                           (c)    Except as otherwise set forth in Section 7(e)
below, in the event that Employee's employment with the Employer is terminated by action taken by the Board without cause, then the Employer shall have no further obligation or duties to Employee, except for payment of Salary and such incentive compensation, if any, having accrued to the Employee as provided in
Section 3 hereof through the date of termination and as provided in Section 5 hereof, and Employee shall have no further obligations or duties to the Employer, except as provided in Section 8 hereof.

                           (d)    For purposes of this Agreement, the Company
shall have "cause" to terminate the Employee's employment under this Agreement upon (i) the failure by the Employee to substantially perform her duties under this Agreement, (ii) the engaging by the Employee in criminal misconduct (including embezzlement and criminal fraud) which is materially injurious to the Company, monetarily or otherwise, (iii) the conviction of the Employee of a felony, (iv) gross negligence on the part of the Employee or (v) other willful misconduct of the Employee in the performance of her duties hereunder which is materially injurious to the Company, monetarily or otherwise. Prior to any termination by the Company under the provisions of (i) or (iv) herein, the Company shall provide written notice to Employee, and Employee

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shall have thirty (30) days to correct the situation to the reasonable satisfaction of the Company.

                           (e)      If the Company terminates the Employee's
employment hereunder other than for cause, or if the Employee resigns as a result of a material reduction in her title or responsibility, or if there is a "change in control" of the Company, the Company will be obligated to pay to the Employee, in addition to any payments due and owing under the terms of Section 7(c) above, an amount equal to (i) two times the Employee's base salary at the rate then in effect in the event of any such termination during the first Employment Year or (ii) balance of the Employee's base salary becoming due and owing during the remainder of the term in the event of any such termination during any subsequent Employment Year. For the purposes of this Agreement, "change in control" shall mean the acquisition of thirty-five percent (35%) or more of the issued and outstanding securities of the Company, or of substantially all of the assets of the Company by an individual or entity, or the merger or consolidation of the Company into or with another entity (other than the Parent or affiliate of the Company). To the extent that the Employee receives any payments upon a change in control of the Company which are subject to the excise tax of Section 4999 of the Internal Revenue Code of 1986, as amended, the Company shall pay to Employee an amount equivalent to such tax.

                  8. Confidentiality; Noncompetition. In addition to and supplementing the covenants contained in Sections 6.1 and 6.2 of the Stock Purchase Agreement (the "Purchase Agreement"), dated October 1, 1998, among the Company, WOWFactor, Inc. ("WOW") and Employee, the Employer and Employee agree as follows:

                           (a)      The Employer and the Employee acknowledge
that the services to be performed by the Employee under this Agreement are unique and extraordinary and, as a result of such employment, the Employee will be in possession of confidential information relating to the business practices of the Company and WOW. The term "confidential information" shall mean any and all information (verbal and written) relating to the Company, WOW or any of their respective affiliates, or any of their respective activities, other than such information which can be shown by the Employee to be in the public domain (such information not being deemed to be in the public domain merely because it is embraced by more general information which is in the public domain) other than as the result of breach of the provisions of this Section 8(a), including, but not limited to, information relating to: existing and proposed projects, source codes, object codes, forecasts, assumptions, trade secrets, personnel lists, financial information, research projects, services, pricing, customers, customer lists and prospects, product sourcing, marketing and selling and servicing. The Employee agrees that she will not, at any time during or after the termination of her employment, directly or indirectly, use, communicate, disclose or disseminate

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to any person, firm or corporation any confidential information regarding the clients, customers or business practices of the Company or WOW and that Employee agrees that all confidential information shall be the sole property of the Company.

                           (b)      The Employee hereby agrees that she shall
not, during the period of her employment and for a period of two (2) years following the termination of such employment either pursuant to Section 7(a) hereof or as a result of a voluntary termination by the Employee other than pursuant to Section 7(e) hereof, directly or indirectly, within any State within the United States or territory outside the United States in which the Company or Parent is engaged in business during the period of the Employee's employment or on the date of termination of the Employee's employment, engage, have an interest in or render any services to any business (whether as owner, manager, operator, licensor, licensee, lender, partner, stockholder, joint venturer, employee, consultant or otherwise) competitive with the Company's and WOW's Business Activities (as defined herein). For the purposes of this Agreement, the "Company's and WOW's Business Activities" shall be defined as the promotion of goods and services of others through online marketplaces; the provision of traffic, tools and services required for e-commerce to merchants; and publishing advertisements and other content in online marketplaces. Nothing herein shall prohibit the Employee from being a holder of five (5%) percent or less of the securities of a Corporation whose securities are listed on a national securities exchange.

                           (c)      The Employee hereby agrees that she shall
not, during the period of her employment and for a period of two (2) years following such employment, directly or indirectly, take any action which constitutes an interference with or a disruption of any of the Company's or WOW's Business Activities, including, without limitation, the solicitations of the Company's or WOW's customers, or persons listed on the personnel lists of the Company or WOW. At no time during the term of this Agreement, or thereafter shall the Employee directly or indirectly, disparage the commercial, business or financial reputation of the Company or WOW.

                           (d)      For purposes of clarification, but not of
limitation, the Employee hereby acknowledges and agrees that the provisions of subparagraphs 8(b) and (c) above shall serve as a prohibition against her, during the period referred to therein, directly or indirectly, hiring, offering to hire, enticing, soliciting or in any other manner persuading or attempting to persuade any officer, employee, agent, lessor, lessee, licensor, licensee or customer who has been previously contacted by either a representative of the Company or WOW, including the Employee, to discontinue or alter her or its relationship with the Company or WOW.


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                           (e)    Upon the termination of the Employee's
employment for any reason whatsoever, all documents, records, notebooks, equipment, price lists, specifications, programs, customer and prospective customer lists and other materials which refer or relate to any aspect of the business of the Company or Parent which are in the possession of the Employee including all copies thereof, shall be promptly returned to the Company.

                           (f)    (i)   The Employee agrees that all processes,
intellectual property rights, technologies and inventions ("Inventions"), including new contributions, improvements, ideas and discoveries, whether patentable or not, relating to the business of the Company or WOW, or conceived, developed, invented or made by her during her employment by Employer shall belong to the Company. The Employee shall further: (a) promptly disclose such Inventions to the Company; (b) assign to the Company, without additional compensation, all patent, copyright, trademark and other rights to such Inventions for the United States and foreign countries; (c) sign all papers necessary to carry out the foregoing; and (d) give testimony in support of her inventorship;

                                  (ii)  If any Invention is described in a
patent or copyright application or is disclosed to third parties, directly or indirectly, by the Employee within one (1) year after the termination of her employment by the Company, it is to be presumed that the Invention was conceived or made during the period of the Employee's employment by the Company; and

                                  (iii) The Employee agrees that she will not
assert any rights to any Invention as having been made or acquired by her prior to the date of this Agreement.

                           (g)    The Company shall be the sole owner of all
products and proceeds of the Employee's services hereunder, including, but not limited to, all materials, ideas, concepts, formats, suggestions, developments, arrangements, packages, programs and other intellectual properties that the Employee may acquire, obtain, develop or create in connection with and during the term of the Employee's employment hereunder, free and clear of any claims by the Employee (or anyone claiming under the Employee) of any kind or character whatsoever (other than the Employee's right to receive payments hereunder). The Employee shall, at the request of the Company, execute such assignments, certificates or other instruments as the Company may from time to time deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend its right, or title and interest in or to any such properties.

                           (h)    The parties hereto hereby acknowledge and
agree that (i) the Company would be irreparably injured in the event of a breach by the Employee of any of her obligations under this Section 8, (ii) monetary damages would not be an adequate remedy for any such breach, and (iii) the Company shall be

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entitled to injunctive relief, in addition to any other remedy which it may have, in the event of any such breach.

                           (i)    The parties hereto hereby acknowledge that,
in addition to any other remedies the Company may have under Section 8(h) hereof, the Company shall have the right and remedy to require the Employee to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits (collectively, "Benefits") derived or received by the Employee as the result of any transactions constituting a breach of any of the provisions of this Section 8, and the Employee hereby agrees to account for any pay over such Benefits to the Company.

                           (j)    Each of the rights and remedies enumerated in
Section 8(h) and 8(i) shall be independent of the other, and shall be severally enforceable, and all of such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity.

                           (k)    It is the intent of the parties hereto that
the covenants contained in this Section 8 shall be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement is sought (the Employee hereby acknowledging that said restrictions are reasonably necessary for the protection of the Company). Accordingly, it is hereby agreed that if any of the provisions of this Section 8 shall be adjudicated to be invalid or unenforceable for any reason whatsoever, said provision shall be (only with respect to the operation thereof in the particular jurisdiction in which such adjudication is made) construed by limiting and reducing it so as to be enforceable to the extent permissible, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of said provision in any other jurisdiction.

                  9. General. This Agreement is further governed by the following provisions:

                           (a)    Notices.  All notices relating to this
Agreement shall be in writing and shall be either personally delivered, sent by telecopy (receipt confirmed) or mailed by certified mail, return receipt requested, to be delivered at such address as is indicated below, or at such other address or to the attention of such other person as the recipient has specified by prior written notice to the sending party. Notice shall be effective when so personally delivered, one business day after being sent by telecopy or five days after being mailed.


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                  To the Employer:

                           Frontline Communications Corp.
                           One Blue Hill Plaza
                           Suite 1548
                           Pearl River, New York 10965
                           Attention: Mr. Stephen J. Cole-Hatchard

                  With copies to:

                           Tenzer Greenblatt LLP
                           405 Lexington Avenue
                           New York, New York 10174
                           Attention: Kenneth Selterman, Esq.

                  To the Employee:

                           Margaret M. McGillin
                           18 Prescott Avenue
                           Montclair, New Jersey 07042

                  With a copy to:

                           Reed Smith Shaw & McClay, LLP
                           Princeton Forrestal Village
                           136 Main Street, Suite 250
                           Princeton, NJ 08543
                           Attn: Michael P. Weiner, Esq.

                           (b)      Parties in Interest.  Employee may not
delegate her duties or assign her rights hereunder. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

                           (c)      Entire Agreement.  This Agreement supersedes
any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of the Employee by the Employer and contains all of the covenants and agreements between the parties with respect to such employment in any manner whatsoever; provided that the provisions of Sections 6.1 and 6.2 of the Purchase Agreement shall also apply to Employee. Any modification or termination of this Agreement will be effective only if it is in writing signed by the party to be charged.

                           (d)      Governing Law.  This Agreement shall be
governed by and construed in accordance with the laws of the State of New York. Employee agrees to and hereby does submit to jurisdiction before any state or federal court of record in New York City, New York, or in the state and county in which such violation may occur, at Employer's election.

                           (e)      Warranty.  Employee hereby warrants and
represents as follows:

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                                    (i)  That the execution of this Agreement
and the discharge of Employee's obligations hereunder will not breach or conflict with any other contract, agreement, or understanding between Employee and any other party or parties.

                                    (ii) Employee has ideas, information and
know-how relating to the type of business conducted by Employer, and Employee's disclosure of such ideas, information and know-how to Employer will not conflict with or violate the rights of any third party or parties.

                           (f)      Severability.  In the event that any term or
condition in this Agreement shall for any reason be held by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or condition of this Agreement, but this Agreement shall be construed as if such invalid or illegal or unenforceable term or condition had never been contained herein.

                           (g)      Execution in Counterparts.  This Agreement
may be executed by the parties in one or more counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered to each of the other parties hereto.

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                  IN WITNESS WHEREOF, the parties hereto have executed and
delivered this Agreement as of the date first above written.

                                        Frontline Communications Corporation




                                        By:/s/ Stephen J. Cole-Hatchard
                                           -------------------------------------
                                           Name:  Stephen J. Cole-Hatchard
                                           Title: President/CEO



                                           /s/ Margaret M. McGillin
                                           -------------------------------------
                                               Margaret M. McGillin